UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 1, 2007

YELLOWCAKE MINING INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-137539

(Commission File Number)

83-0463005

(IRS Employer Identification No.)

Suite 200 – 8275 South Eastern Avenue, Las Vegas, Nevada USA 90123

(Address of principal executive offices and Zip Code)

702-990-8489

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

In connection with our recent private placements, on March 1, 2007, we issued 221,625 shares at a deemed price of $1.00 per share and paid the sum of $221,625 as payment of outstanding finder’s fees.

We issued the securities to three non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 2, 2007, we appointed Robert Rich to our board of directors. Mr. Rich is a registered professional geologist with over 35 years experience in the nuclear power industry.

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From 1988 to the present Mr. Rich has been the President of Rich Associates, Inc. in Orleas, Massachusetts where he provides marketing & sales, contracting procurement, market analysis and company/property evaluation services in the areas of nuclear power and nuclear fuel commodities.

From 1985-1987 Mr. Rich was the Executive Vice President of Edlow International Company in Washington, DC in which he managed the day-to-day business of a company specializing in nuclear transport management, nuclear fuel consulting, information and sales representative services.

From 1976-1984 Mr. Rich was a Uranium Geologist and a Manager in Framingham, Massachusetts for Yankee Atomic Electric Company. During this time he developed and managed uranium exploration projects in northeast US from conception through drilling and data interpretation as well as evaluated numerous US and Canadian exploration/development acquisition or joint venture proposals. He was also responsible for negotiating joint venture agreements, mineral leases and for managing a group responsible for buying uranium, conversion, enrichment and spent fuel disposal services for nuclear power plants.

Mr. Rich received a PhD and MA is Geological Sciences from Harvard University in 1975 and 1970 respectively.

Item 9.01	Financial Statements and Exhibits.
99.1	News Release dated March 3, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YELLOWCAKE MINING INC.

/s/ William Tafuri

William Tafuri

Director

Date:	March 5, 2007

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